CHIEF STRATEGY OFFICER EMPLOYMENT AGREEMENT

(Agreement Reference No: DI/HR/CSO/BN/210115/1)

This Chief Strategy Officer Employment Agreement (this “Agreement”) is made effective as of January 15, 2021 (the “Effective Date”), by and between Duesenberg Inc., a Nevada incorporated corporation (“Company”), and Brendan Norman (“Executive”). The parties agree as follows:

1. Employment. Commencing on the Effective Date, Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as Company’s Chief Strategy Officer and shall have the authority, duties and responsibilities assigned by the Company’s Chief Executive Officer (“CEO”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Subject to the terms and conditions set forth herein (including, but not limited to, the terms and conditions set forth in subsection 7.2 below) Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all written policies of Company and directions of Company’s Board of Directors (the “Board of Directors”), as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote substantially all of Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so. Executive agrees to make a good faith effort not to let that other paid work interfere with his work for Company.

2.3 Work Location. Executive’s principal place of work shall be located at an office location to be mutually selected by the Company (“Primary Workplace”), or such other location as the parties may agree upon from time to time.

3. At-Will Employment.

3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of two (2) years following such date (the "Initial Term"), unless sooner terminated in accordance with section 7 below.

3.2 Introductory Period. The introductory period for Executive shall be three (3) calendar months. The Board may extend such introductory period for up to thirty (30) additional calendar days. The introductory period for Executive shall be six (6) calendar months. The Board may extend such introductory period for up to sixty (60) additional calendar days. Evaluation of Executive's work performance shall be prepared on the proper form and discussed with the Executive prior to the end of the introductory period. If the introductory period is extended, the evaluation shall also be discussed prior to the end of the extension. Holidays, sick days and insurance benefits (subject to any otherwise applicable waiting period) shall be made available to Executive immediately after employment. Vacation, personal business days, leaves of absence, and all other benefits shall accrue during the introductory period but shall not be available until the conclusion of the initial introductory period (without regard to whether such original introductory period is extended). The Company reserves the right to terminate, suspend or discipline any introductory Executive as an at-will employee and such action shall not be grievable.

3.3 Renewal. On completion of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one year terms unless either party provides thirty (30) days’ advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent one year period. In the event either party gives notice of nonrenewal pursuant to this subsection 3.3, this Agreement will expire at the end of the current term.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of $180,000.00 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with Company’s normal payroll practices (but in any event Executive shall receive pro-rata payments of base salary at least once each calendar month). In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the base salary as then in-effect prorated to the date of termination.

4.2 Incentive Compensation. During each calendar year beginning in 2021, Executive shall be eligible to Executive’s base salary (“Target Bonus”) as in-effect for the applicable calendar year (the “Annual Bonus”), subject to the achievement of personal and corporate objectives or milestones to be established by the Board of Directors, or any Compensation Committee thereof, (after considering any input or recommendations from Executive) within sixty (60) days following the beginning of each calendar year during Executive’s employment. In order to earn the Annual Bonus under this provision, the applicable objectives must be achieved and Executive must be employed by Company at the time the Annual Bonus is distributed by Company. The Annual Bonus, if any, shall be paid on or before March 31st of the next calendar year following the year in which it is considered earned. The actual Annual Bonus paid may be more or less than the Target Bonus.

4.3 Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Upward adjustments to salary or other compensation, if any, will be made by the Board of Directors, in its sole and absolute discretion.

4.4 Stock Option. In addition, subject to the approval of the Board of Directors, Executive will be granted an option (the “Option”) to purchase the Company’s issued and outstanding shares at a discounted par value per share Common Stock. The Option will be granted under Company’s stock plan (as amended from time to time, the “Plan”) and related stock option documents. The Option is intended to be an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the greatest extent permitted under the Code. The Option will have an exercise price per share equal to the fair market value of one share of Company’s common stock on the date of grant, as determined by the Board of Directors. As a condition of receipt of the Option, Executive will be required to sign Company’s standard form of stock option agreement (the “Option Agreement”) and the Option will be subject to the terms and conditions of the Plan, the Option Agreement and this Agreement. The Option will vest over a two-year period from the Effective Date subject to Executive’s continued Service (as defined in the Plan),

4.5 280G. If, due to the benefits provided under Section 4.4 above, Executive is subject to any excise tax due to characterization of any amounts payable under Section 4.4 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), the amounts payable under Section 4.4 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under section 280G(b)(1) of the Code.

5. Customary Fringe Benefits. Executive will be eligible to participate in any employee benefit plans, including paid life insurance policy and disability insurance, fringe benefits, perquisites or other arrangements maintained by Company on no less favourable terms than for other Company executives subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. If Company does not have an employee benefit plan then Executive will be reimbursed for customary fringe benefits expenses he actually incurs. To obtain reimbursement, expenses must be submitted promptly with supporting documentation and will be reimbursed in accordance with Company’s policy. Commencing on the Effective Date, Executive shall annually accrue and use four (4) weeks of paid vacation days subject to the terms and conditions of Company’s vacation policy as in effect from time to time. Any unused accrued vacation days shall be paid out to Executive in cash upon Executive’s termination of employment for any reason applying Executive’s rate of base salary as in-effect at such time.

6. Business Expenses. Executive will be promptly reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause subject to the terms of this Agreement. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by Executive that are materially adverse to Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s material breach of Company’s Employee Proprietary Information and Inventions Agreement; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise materially negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s willful neglect of duties as determined in the good faith discretion of the Board of Directors (provided that poor performance and/or subpar results by themselves do not constitute Cause); or (g) the winding down of Company’s business and/or dissolution or liquidation of Company (other than in connection with a change in control). In the event of termination of Executive’s employment based on clauses (a), (b) or (f) above, Executive will have fifteen (15) days following receipt of notice from Company to cure the issue, if curable. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination plus all vacation days, and benefits accrued through the date of termination plus any earned (as determined by the Board of Directors) but unpaid bonus for a prior completed calendar year (collectively, “Standard Entitlements”). In addition, Executive shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 6 above. Except for any terms and conditions of this Agreement that by their terms survive termination of Executive’s employment, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package or other amounts described in subsection 7.2 below. For clarification, the foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment by Company.

7.2 Qualifying Termination/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on written notice to Executive and Executive may resign his employment for Good Reason as defined below (either of such terminations is a “Qualifying Termination”). As used in this Agreement, “Good Reason" shall mean that any one or more of the following events have occurred without Executive’s express prior written consent:

(i) A material adverse change in Executive’s authority, duties and/or responsibilities such that Executive’s authority, duties and/or responsibilities are no longer commensurate with Executive being Company’s most Senior Technical Officer;

(ii) The relocation of the Primary Workplace to a location that increases Executive’s daily commute by more than thirty (30) miles from its location specified in subsection 2.3 above;

(iii) Any material breach by Company of any material term of this Agreement; or

(iv) Any material reduction by Company (or its successor) of (A) Executive’s base salary or (B) Executive’s Target Bonus, unless any such reduction is made as part of, and is generally consistent with, a general reduction of senior executive base salaries or target bonuses, respectively, in which case such a reduction shall constitute Good Reason.

In order to resign Executive’s employment for Good Reason, Executive must within 30 days of Executive’s awareness of the applicable Good Reason event(s) provide Company with written notice informing Company about Executive’s intention to resign Executive’s employment for Good Reason unless such event(s) is cured or remedied by Company (“Good Reason Notice“). Company will have 30 days after its receipt of such Good Reason Notice to cure or remedy the Good Reason event(s). If Company does not timely cure or remedy the Good Reason event(s), then Executive can resign Executive’s employment for Good Reason at any time within 30 days following the expiration of the 30 day cure/remedy period. This “Good Reason” definition and process is intended to constitute an involuntary separation from service as provided under Treasury Regulations Section 1.409A-1(n) and shall be interpreted accordingly.

In the event of a Qualifying Termination, Executive will receive the Standard Entitlements and shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 6 above. In addition, Executive will receive (a) a “Severance Payment” in an amount which is equivalent to the greater of the remaining number of months left in the Initial Term or twelve (12) months of Executive’s base salary then in effect on the date of termination, payable in equal installments (but no less frequently than once per calendar month) for a duration equal to the greater of the remaining number of months left in the Initial Term or twelve (12) months (the “Severance Period”), in accordance with Company’s regular payroll cycle, beginning on the first payroll date following the date on which the general release referenced below has become effective and (b) payment (or reimbursement) of monthly premiums for Executive and Executive’s dependents’ group health care coverage continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, for the Severance Period, provided Executive elects to continue and remains eligible for such benefits and does not become eligible for health coverage through another employer during the Severance Period (together with the Severance Payment, the “Severance Package”). Executive will only receive the Severance Package and other severance benefits and payments described if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 15.8 below; and (ii) executes a separation agreement and release of claims agreement and such release has become effective in accordance with its terms prior to the 60th day following the termination date. Except for any terms and conditions of this Agreement that by their terms survive termination of Executive’s employment, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time without Good Reason. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive the Standard Entitlements. In addition, Executive shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 6 above. Except for any terms and conditions of this Agreement that by their terms survive termination of Executive’s employment, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package or other amounts described in subsection 7.2 above.

7.4 Termination upon Death or Disability. If Company terminates Executive’s employment as a result of Executive’s Disability (as defined below), or if Executive’s employment is terminated due to the death of Executive, then Executive shall become entitled to the Standard Entitlements. Except as provided below, Executive shall not be entitled to receive severance or other benefits except those (if any) as may then be established under Company’s then existing severance and benefit plans and policies and applicable to all employees at the time of Executive’s death or such Disability. Notwithstanding the foregoing, if Executive’s employment is terminated due to the death or Disability of Executive, then Executive shall be entitled to receive a Severance Payment in an amount which is equivalent to (i) the greater of the remaining number of months left in the Initial Term or twelve (12) months of Executive’s base salary then in effect on the date of termination, minus (ii) the aggregate amount that Employee is entitled to receive under Company’s paid life insurance policy or disability insurance policy, such remaining amount to be payable to Executive in equal installments (but no less frequently than once per calendar month) for the duration of the Severance Period, in accordance with Company’s regular payroll cycle, beginning on the first payroll date following the date on which the general release referenced in Section 7.2 has become effective. In the event of Executive’s death, all such payments contemplated in this Section 7.4 shall be made to such person as Executive will designate in a notice filed with Company or, if no such person is designated, to Executive’s estate. In addition, upon the Disability or death of Executive, Company shall pay (or reimburse) the monthly premiums for the continued benefit of Executive or Executive’s immediate family, as applicable, of group health care coverage continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, for the Severance Period (in addition to the “Severance Payment” contemplated hereunder, the “Severance Package”). As used herein, the term “Disability” shall mean that Executive has been unable to perform Executive’s duties under this Agreement as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld.). Termination resulting from Disability may only be effected after at least 30 days’ written notice by Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

7.5 Resignation of Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions Executive may hold with or on behalf of Company.

7.6 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) that is to be paid based upon Executive’s termination of employment shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.

Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement or otherwise will not be subject to taxation under Section 409A of the Code and Company shall utilize commercially reasonable efforts in administering this Agreement and any payments or benefits to be provided to Executive to ensure that Executive is not subject to any such taxation. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A of the Code, the right to a series of instalment payments under this Agreement shall be treated as a right to a series of separate payments.

8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, advisor, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company (if Executive elects to not discontinue such other work or activities).

9. No disparagement. Executive agrees that during and after Executive’s employment with Company, Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of its officers or directors and Company’s Board of Directors and majority shareholders will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Executive.

10. Confidential Information.

10.1 Confidentiality. In the course of Executive’s employment by Company, Executive will have access to Confidential Information (as defined below) of Company and its affiliates, subsidiaries, chapters, and members. Executive agrees to maintain the strict confidentiality of all Confidential Information during the term of this Agreement and thereafter. For purposes of this Agreement, "Confidential Information" shall mean all information and materials of Company, and all information and materials received by Company from third parties (including but not limited to affiliates, subsidiaries, chapters, and members of Company), which are not generally publicly available and all other information and materials which are of a proprietary or confidential nature, and are deemed by Company as such.

10.2 Intellectual Property. Executive recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Executive's employment by Company, and that are within the scope of Executive's employment by Company, are the sole and exclusive property of Company. Executive agrees not to assert any such rights against Company or any third party. Executive agrees to assign, and hereby does assign, to Company all rights, if any, in or to such works or marks that may accrue to the Executive during the term of this Agreement.

11. Agreement Not to Solicit Employees. During the term of this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by Company to or for any business, organization, program, or activity that competes with any program, activity or operation of Company.

12. Agreement Not to Compete. During the term of Executive's employment under this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, Executive shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, perform the same or substantially the same services that Executive performed for Company, whether as an employee or in any other capacity, on behalf of any trade or professional association, franchise company, nonprofit organization or business, which has the same or substantially the same membership or purposes as Company.

13. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 8-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, and preliminary injunctive relief pursuant to the Nevada Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

14. Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and Company or the termination of that relationship (including, but not limited to, any claims of breach of Agreement, wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be resolved by binding arbitration conducted before a single neutral arbitrator in Nevada, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) and the rules set forth in the Nevada’s Uniform Arbitration Act of 2000. (available at https://www.leg.state.nv.us/). The arbitrator shall permit adequate discovery, including discovery pursuant to the Nevada Code of Civil Procedure. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Executive and Company each retain the right under the Nevada Code of Civil Procedure to seek provisional remedies. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes, both parties shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

15. General Provisions.

15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement (except by will or the laws of descent and distribution). For avoidance of doubt, any payments or obligations that Company owes to Executive shall be paid to Executive’s heirs or estate in the event of Executive’s death.

15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Nevada. Each party consents to the jurisdiction and venue of the state courts in Reno, Nevada, or the federal courts in Reno, Nevada, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing:

If to Company:

Duesenberg Inc.

401 Ryland St STE 200-A,

Reno, NV 89502, USA

If to Executive:

Brendan Norman

No 5, The Residence Mont Kiara,

Mont Kiara

50480 Kuala Lumpur

Malaysia

15.8 Survival. Sections 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement shall survive Executive’s employment by Company.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. In the event of any conflict in terms between this Agreement and the Plan or any Company policy, the terms of this Agreement shall prevail and govern.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

BRENDAN NORMAN

Dated:	January 15, 2021	/s/ Brendan Norman
(Signature)

DUESENBERG INC.

Dated:	January 15, 2021	By:	/s/ Lim Hun Beng
		Name:	Lim Hun Beng
		Title:	Chairman/President of the Board